Exhibit 99.1
DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM:DNBF)

DNB Financial Corporation
Announces Second Quarter 2010 Earnings

(July 28, 2010 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest National Bank in the greater Philadelphia region, reported strong earnings for the second quarter of 2010. Net income was $947,000 compared to a loss of $39,000 for the same period in 2009.  Earnings per common share for the second quarter of 2010 were $0.30 on a fully diluted basis compared to a loss of $0.07 for the same period in 2009.

Core earnings, defined as net income absent gains and losses on the sale of securities and prepayment penalties, improved to $754,000 for the second quarter of 2010, compared to a loss of $117,000 for the same period in 2009. Core earnings is not a GAAP financial measure and therefore there are material limitations to its usefulness on a stand-alone basis, including its lack of comparability to the GAAP financial results of other companies. The Summary of Financial Statistics section in this report includes a reconciliation of core earnings to the corresponding GAAP financial measure.

 William S. Latoff, Chairman and CEO said, “We are extremely pleased to report continued strong earnings for the second quarter of 2010. This is a culmination of years of effort to control non- interest expense, increase margins and improve balance sheet strength. We have concentrated on building a low risk investment portfolio that provides high liquidity and a loan portfolio that maximizes yield, while maintaining credit quality. This conservative approach has mitigated many of the economic and market factors that have negatively impacted community banks across the nation. This strategy combined with greater fee income, has resulted in a significant improvement in core earnings, which we believe is sustainable over time.”

Net interest income increased $1.0 million during the second quarter of 2010 to $4.7 million, compared to $3.7 million for the same period in 2009. The increase during the three month period was due primarily to higher levels of loan balances combined with a reduction in interest expense. The reduction in interest expense was due to lower rates on interest-bearing deposits and the pay down of FHLB borrowings during the first quarter. The net interest margin for the three-month period ended June 30, 2010 was 3.23%, a 55 basis point improvement over the same period in 2009.

Non-interest income for the three-month period ended June 30, 2010 was $1.2 million, compared to $864,000 for the same period in 2009.  Included in non-interest income were gains on the sale of securities of $279,000 and $49,000 for the respective quarterly periods in 2010 and 2009. Absent the gains on sales of securities, non-interest income was up $58,000 in the second quarter compared to the same quarter in 2009. The increase was due primarily to an increase in wealth management fees combined with lower losses on the sale of other repossessed assets. During the second quarter, DNB announced that a new Managing Director, Richard Weber, was hired to enhance and oversee the capabilities and relationships of our Wealth Management Division and to increase and broaden fee-based revenues.

William J. Hieb, President and COO said, “Mr. Weber brings more than two decades of experience building and enhancing wealth management capabilities and spearheading wealth management activities for leading banks. His strong track record of success and superior organizational and client building skills will play a vital role in helping DNB serve the complete financial needs of our customers.”

DNB continued to concentrate on expense control during the second quarter. Non-interest expense declined approximately $233,000 compared to the second quarter of 2009. Management has been able to maintain a stable core level of expenses, despite additions to the commercial lending staff in the third quarter of 2009 and increased funding for advertising and marketing in 2010.

Total assets were reduced by $15.2 million, to $619.0 million at June 30, 2010 compared to $634.0 million at December 31, 2009. This reduction was primarily due to a $15.3 million decrease in cash and cash equivalents and a $7.1 million decrease in investment securities, offset by a $10.2 million increase in net loans and leases. The overall reduction in assets is part of an ongoing effort to reduce the cost of funds and improve core earnings by substituting loans for investment securities.

Deposits declined by $5.9 million, or 1.18%, to $501.4 million at June 30, 2010 compared to $507.3 million at December 31, 2009. Core deposits, which management considers to be demand, money market, NOW and savings accounts, increased $20.1 million in aggregate or 5.99%, compared to December 31, 2009. Management continued to actively manage deposits during the quarter to reduce DNB’s cost of funds. DNB’s composite cost of funds for the second quarter of 2010 dropped 50 basis points to 1.26% compared to 1.76% for the three months ended December 31, 2009. Time deposits declined $26.1 million to $145.0 million at June 30, 2010 compared to $171.1 million at December 31, 2009.

Capital remained strong at the end of the second quarter of 2010, as DNB’s tier 1 leverage ratio stood at 8.88% and its total risk-based capital ratio stood at 14.90%, well above the levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes and also at levels management feels are appropriate for current market conditions.

During the quarter DNB increased its allowance for credit losses to $6.0 million. This increase strengthened the allowance as a percentage of loans to 1.63% from 1.52% at December 31, 2009 and increased our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans, to 67.7% from 59.6%. Although management is not satisfied with the level of non-performing assets, the level of such assets appears to have stabilized during the last nine months and begun to decline. At June 30, 2010, non-performing assets totaled $12.6 million, and the level of these assets was $13.2 million, $13.7 million and $13.8 million at March 31, 2010, December 31, 2009, and September 30, 2009, respectively.

Net income for the six months ended June 30, 2010 was $1.6 million compared to $440,000 for the same period for 2009. Earnings per common share for the first six months of 2010 were $0.50 on a fully diluted basis compared to $0.07 for the same period in 2009. Core earnings, defined above, improved to $1.3 million for the six months ended June 30, 2010, compared to a loss of $18,000 for the same period in 2009.

Chairman Latoff concluded, “Maintaining sound underwriting standards and balance sheet strength remain the core strategies that allow us to service our community, while protecting our depositors and shareholders. Our improvement in earnings is translating into increased capital, which improves our growth potential overall. We believe this approach will continue to provide us the means to be successful in all economic conditions.”

 DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First is the oldest National Bank in the greater Philadelphia region. In addition to providing a broad array of consumer and business banking products, DNB offers brokerage and insurance services through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
EARNINGS:
Interest income	$6,526	$6,350	$13,177	$12,463
Interest expense	1,772	2,625	4,018	5,242
Net interest income	4,754	3,725	9,159	7,221
Provision for credit losses	400	300	826	400
Non-interest income	1,152	864	2,721	2,142
Non-interest expense	4,146	4,379	8,748	8,484
Income (loss) before income taxes	1,360	(90)	2,306	479
Income tax expense (benefit)	413	(51)	684	39
Net income (loss)	947	(39)	1,622	440
Preferred stock dividends and accretion of discount	155	154	309	257
Net income (loss) available to common shareholders	792	(193)	1,313	183
Net income (loss) per common share, diluted	$0.30	$(0.07)	$0.50	$0.07

PERFORMANCE RATIOS:
Interest rate spread	3.18%	2.62%	3.02%	2.65%
Net interest margin	3.23%	2.68%	3.07%	2.71%
Return on average equity	8.53%	(0.38)%	7.41%	2.24%
Return on average assets	0.62%	(0.03)%	0.52%	0.16%

	June 30,		December 31,
	2010		2009
FINANCIAL POSITION:
Securities	$196,958		$204,095
Loan and leases	370,184		359,427
Allowance for credit losses	6,028		5,477
Total assets	619,037		634,248
Deposits	501,378		507,347
Borrowings	67,346		79,450
Stockholders' equity	45,829		42,876

EQUITY RATIOS:
Tier 1 leverage ratio	8.88%		8.33%
Risk-based capital ratio	14.90%		14.27%
Book value per common share	$12.91		$11.88

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands)
(Unaudited)

Reconcilation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

GAAP net income (loss)	$947	$(39)	$1,622	$440
Gains on sales of securities	(279)	(49)	(975)	(551)
Prepayment penalties on FHLB advances	-	-	560	-
Income tax adjustment	86	(29)	132	93
Non-GAAP net income (loss) (Core earnings)	$754	$(117)	$1,339	$(18)